Exhibit 10.20

FORM OF INDEMNITY AGREEMENT

This Indemnity Agreement, dated as of May __, 2013, is made by and between Marchex, Inc., a Delaware corporation (the “Company”), and _________________________ (the “Indemnitee”).

RECITALS

A. The Company recognizes that competent and experienced persons are increasingly reluctant to serve or to continue to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance or indemnification, or both, due to increased exposure to litigation costs and risks resulting from their service to such corporations;

B. The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting, and therefore fail to provide such directors and officers with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action to take;

C. The Company and the Indemnitee recognize that plaintiffs often seek damages in such large amounts and the costs of litigation may be so great (whether or not the case is meritorious), that the defense and/or settlement of such litigation is often beyond the personal resources of directors and officers;

D. The Company desires to attract and retain talented and experienced individuals, such as the Indemnitee, to serve as directors, officers, employees and agents of the Company and its subsidiaries and wishes to indemnify its directors, officers, employees and other agents to the maximum extent permitted by law;

E. Section 145 of the General Corporation Law of Delaware, under which the Company is organized (“Section 145”), empowers the Company to indemnify its directors, officers, employees and agents by agreement and to indemnify persons who serve, at the request of the Company, as the directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive; and

F. In order to induce the Indemnitee to serve or continue to serve as a director, officer, employee or agent of the Company and/or one or more subsidiaries of the Company, free from undue concern for claims for damages arising out of or related to such services to the Company and/or one or more subsidiaries of the Company, the Company has determined and agreed to enter into this Agreement with the Indemnitee.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Indemnitee and the Company hereby agree as follows:

1. Definitions. As used in this Agreement:

(a) “Agent” means any person who is or was a director, officer, employee or agent of the Company or a subsidiary of the Company; or is or was serving at the request of, for the convenience of, or to represent the interests of the Company or a subsidiary of the Company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Company or a subsidiary of the Company, or was serving as a director, officer, employee or agent of another enterprise at the request of, for the convenience of, or to represent the interests of such predecessor corporation.

(b) “Board” means the Board of Directors of the Company.

(c) “Expenses” shall include all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements), actually and reasonably incurred by the Indemnitee in connection with either the investigation, defense or appeal of a Proceeding or establishing or enforcing a right to indemnification under this Agreement, Section 145 or otherwise; provided, however, that “Expenses” shall not include any judgments, fines, ERISA excise taxes or penalties, or amounts paid in settlement of a Proceeding.

(d) “Independent Counsel” means a law firm, or a member of such a law firm, that is experienced in matters of corporation law and neither currently is, nor within the past five years has been, retained to represent: (i) the Company or the Indemnitee in any matter material to either such party or (ii) any other party to or witness in the proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement.

(e) “Proceeding” means any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative, or investigative.

(f) “Subsidiary” means any corporation of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company, by the Company and one or more other subsidiaries, or by one or more other subsidiaries.

2. Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve as an Agent of the Company, at its will (or under separate agreement, if such agreement exists), in the capacity the Indemnitee currently serves as an Agent of the Company, so long as the Indemnitee is duly appointed or elected and qualified in accordance with the applicable provisions of the Bylaws of the Company or any subsidiary of the Company or until such time as the Indemnitee tenders his or her resignation in writing; provided, however, that nothing contained in this Agreement is intended to create any right to continued employment by the Indemnitee.

3. Liability Insurance.

(a) Maintenance of D&O Insurance. The Company hereby covenants and agrees that, so long as the Indemnitee shall continue to serve as an Agent of the Company and thereafter so long as the Indemnitee shall be subject to any possible Proceeding by reason of the fact that the Indemnitee was an Agent of the Company, the Company, subject to Section 3(c), shall promptly obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers, as more fully described below.

(b) Rights and Benefits. In all policies of D&O Insurance, the Indemnitee shall qualify as an insured in such a manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s independent directors (as defined by the insurer) if the Indemnitee is such an independent director; of the Company’s non-independent directors if the Indemnitee is not an independent director; of the Company’s officers if the Indemnitee is an officer of the Company; or of the Company’s key employees, if the Indemnitee is not a director or officer but is a key employee.

(c) Limitation on Required Maintenance of D&O Insurance. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that: such insurance is not reasonably available; the premium costs for such insurance are disproportionate to the amount of coverage provided; the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit; the Indemnitee is covered by similar insurance maintained by a subsidiary of the Company; the Company is to be acquired and a tail policy of reasonable terms and duration is purchased for pre-closing acts or omissions by the Indemnitee; or the Company is to be acquired and D&O Insurance will be maintained by the acquirer that covers pre-closing acts and omissions by the Indemnitee.

4. Mandatory Indemnification. Subject to the terms of this Agreement:

(a) Third Party Actions. If the Indemnitee was or is a party or is threatened to be made a party to any Proceeding (other than an action by or in the right of the Company) by reason of the fact that the Indemnitee is or was an Agent of the Company, or by reason of anything done or not done by the Indemnitee in such capacity, the Company shall indemnify the Indemnitee against all Expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection with the investigation, defense, settlement or appeal of such Proceeding, provided the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(b) Derivative Actions. If the Indemnitee was or is a party or is threatened to be made a party to any Proceeding brought by or in the right of the Company by reason of the fact that the Indemnitee is or was an Agent of the Company, or by reason of anything done or not done by the Indemnitee in such capacity, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection with the investigation, defense, settlement or appeal of such Proceeding, provided the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification under this Section 4(b) shall be made in respect to any claim, issue or matter as to which the Indemnitee shall have been finally adjudged to be liable to the Company by a court of competent jurisdiction unless and only to the extent that the Court of Chancery of the State of Delaware (the “Delaware Court”) or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts which the Delaware Court or such other court shall deem proper.

(c) Actions where Indemnitee is Deceased. If the Indemnitee was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that the Indemnitee is or was an Agent of the Company, or by reason of anything done or not done by the Indemnitee in such capacity, and if, prior to, during the pendency of or after completion of such Proceeding the Indemnitee is deceased, the Company shall indemnify the Indemnitee’s heirs, executors and administrators against all Expenses and liabilities of any type whatsoever to the extent the Indemnitee would have been entitled to indemnification pursuant to this Agreement were the Indemnitee still alive.

(d) Certain Terminations. The termination of any Proceeding or of any claim, issue, or matter therein by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or Proceeding, that the Indemnitee had reasonable cause to believe that the Indemnitee’s conduct was unlawful.

(e) Limitations. Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitee for Expenses or liabilities of any type whatsoever for which payment is actually made to or on behalf of the Indemnitee under an insurance policy, or under a valid and enforceable indemnity clause, bylaw or agreement.

(f) Witness. In the event that Indemnitee is not a party or threatened to be made a party to a Proceeding, but is subpoenaed (or given a written request to be interviewed by a government authority) in such a Proceeding by reason of the fact that the Indemnitee is or was an Agent of the Company, or by reason of anything witnessed or allegedly witnessed by the Indemnitee in that capacity, the Company shall indemnify the Indemnitee against all actually and reasonably incurred out-of-pocket costs (including without limitation legal fees) incurred by the Indemnitee in responding to such subpoena or written request for an interview. As a condition to this right, Indemnitee must provide notice of such subpoena or request to the Company within 14 days of Indemnitee’s receipt thereof (this notice condition shall control over Section 7(a), which shall not apply to this section 4(f)).

5. Indemnification for Expenses in a Proceeding in Which the Indemnitee is Wholly or Partly Successful.

(a) Successful Defense. Notwithstanding any other provisions of this Agreement, to the extent that the Indemnitee has been successful, on the merits or otherwise, in defense of any Proceeding (including, without limitation, an action by or in the right of the Company) in which the Indemnitee was a party by reason of the fact that the Indemnitee is or was an Agent of the Company at any time, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection with the investigation, defense or appeal of such Proceeding.

(b) Partially Successful Defense. Notwithstanding any other provisions of this Agreement, to the extent that the Indemnitee is a party to or a participant in any Proceeding (including, without limitation, an action by or in the right of the Company) in which the Indemnitee was a party by reason of the fact that the Indemnitee is or was an Agent of the Company at any time and is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection with each successfully resolved claim, issue or matter.

(c) Dismissal. For purposes of this section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

6. Mandatory Advancement of Expenses. Subject to the terms of this Agreement and following notice pursuant to Section 7(a) below, the Company shall advance all Expenses reasonably incurred by or on behalf of the Indemnitee in connection with the investigation, defense, settlement or appeal of any Proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an Agent of the Company (unless there has been a final determination that the Indemnitee is not entitled to indemnification for such Expenses) upon receipt of (a) an undertaking by or on behalf of the Indemnitee to repay the amount advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to indemnification by the Company and (b) satisfactory documentation supporting such Expenses. Such advances are intended to be an obligation of the Company to the Indemnitee hereunder and shall in no event be deemed to be a personal loan. The advances to be made hereunder shall be paid by the Company to the Indemnitee within twenty (20) days following delivery of a written request therefor by the Indemnitee to the Company. In the event that the Company fails to pay Expenses incurred by the Indemnitee as required by this Section 6, the Indemnitee may seek mandatory injunctive relief from any court having jurisdiction to require the Company to pay Expenses as set forth in this Section 6 . If the Indemnitee seeks mandatory injunctive relief pursuant to this Section 6, it shall not be a defense to enforcement of the Company’s obligations set forth in this Section 6 that the Indemnitee has an adequate remedy at law for damages.

7. Notice/Cooperation by Indemnitee.

(a) Notice by Indemnitee. Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any Proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company in writing of the commencement or threat of commencement thereof; provided, however, that failure of the Indemnitee to provide such notice will not relieve the Company of its liability hereunder if the Company receives notice of such Proceeding from any other source. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

(b) Insurance. If the Company receives notice pursuant to Section 7(a) hereof of the commencement of a Proceeding that may be covered under D&O Insurance then in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c) Defense. In the event the Company shall be obligated to pay the reasonable Expenses of any Proceeding against the Indemnitee, the Company shall be entitled to assume the defense of such Proceeding, with counsel selected by the Company and approved by the Indemnitee (which approval shall not be unreasonably withheld), upon the delivery to the Indemnitee of written notice of its election so to do. After delivery of such notice, and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same Proceeding, provided that (i) the Indemnitee shall have the right to employ his or her own counsel in any such Proceeding at the Indemnitee’s expense; and (ii) the Indemnitee shall have the right to employ his or her own counsel in any such Proceeding at the Company’s expense if (A) the Company has authorized the employment of counsel by the Indemnitee at the expense of the Company, (B) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of any such defense, or (C) the Company shall not, in fact, have employed counsel to assume the defense of such Proceeding.

8. Right to Indemnification.

(a) Right to Indemnification. In the event that Section 5(a) is inapplicable, the Company shall indemnify the Indemnitee pursuant to this Agreement unless, and except to the extent that, it shall have been determined by one of the methods listed in Section 8(b) that the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to such indemnification.

(b) Determination of Right to Indemnification. A determination of the Indemnitee’s right to indemnification hereunder shall be made at the election of the Board by (i) a majority vote of directors who are not parties to the Proceeding for which indemnification is being sought, even though less than a quorum, or by a committee consisting of directors who are not parties to the Proceeding for which indemnification is being sought, who, even though less than a quorum, have been designated by a majority vote of the disinterested directors, or (ii) if there are no such disinterested directors or if the disinterested directors so direct, by an Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee.

(c) Submission for Decision. As soon as practicable, and in no event later than thirty (30) days after the Indemnitee’s written request for indemnification, the Board shall select the method for determining the Indemnitee’s right to indemnification. The Indemnitee shall cooperate with the person or persons or entity making such determination with respect to the Indemnitee’s right to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board or stockholder of the Company shall act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement.

(d) Application to Court. If (i) the Indemnitee’s claim for indemnification or advancement of Expenses is denied, in whole or in part, (ii) no disposition of such claim is made by the Company within ninety (90) days after the request therefor, (iii) the advancement of Expenses is not timely made pursuant to Section 6 of this Agreement or (iv) payment of indemnification is not made pursuant to Section 5 of this Agreement, the Indemnitee shall have the right to apply to the Delaware Court, the court in which the Proceeding is or was pending or any other court of competent jurisdiction, for the purpose of enforcing the Indemnitee’s right to indemnification (including the advancement of Expenses) pursuant to this Agreement.

(e) Expenses Related to the Enforcement or Interpretation of this Agreement. The Company shall indemnify the Indemnitee against all reasonable Expenses incurred by the Indemnitee in connection with any hearing or proceeding under this Section 8 to determine the Indemnitee’s right to indemnification and against all reasonable Expenses incurred by the Indemnitee to bring or defend any other proceeding between the Company and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement, but only if and to the extent the Indemnitee is successful in the foregoing.

9. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated:

(a) Claims Initiated by Indemnitee. To indemnify or advance Expenses to the Indemnitee with respect to Proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, with a reasonable allocation where appropriate, unless (i) such indemnification is expressly required to be made by law, (ii) the Proceeding was authorized by the Board, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the General Corporation Law of Delaware or (iv) the Proceeding is brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 145 in advance of a final determination;

(b) Lack of Good Faith. To indemnify the Indemnitee for any Expenses incurred by the Indemnitee with respect to any Proceeding instituted by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such Proceeding was not made in good faith or was frivolous;

(c) Unauthorized Settlements. To indemnify the Indemnitee under this Agreement for any amounts paid in settlement of a Proceeding or claim unless the Company consents to such settlement, which consent shall not be unreasonably withheld;

(d) Claims Under Section 16(b). To indemnify the Indemnitee for Expenses and the payment of profits made from the purchase and sale (or sale and purchase) by the Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; or

(e) Payments Contrary to Law. To indemnify or advance Expenses to the Indemnitee for which payment is prohibited by applicable law.

10. Non-Exclusivity. The provisions for indemnification and advancement of Expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnitee may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s stockholders or disinterested directors, other agreements, or otherwise, both as to action in the Indemnitee’s official capacity and as to action in another capacity while occupying the Indemnitee’s position as an Agent of the Company, except that this Agreement shall supercede any prior indemnity agreements between the parties.

11. Permitted Defenses. It shall be a defense to any action for which a claim for indemnification is made under this Agreement (other than an action brought to enforce a claim for Expenses pursuant to Section 6 hereof, provided that the required undertaking has been tendered to the Company) that the Indemnitee is not entitled to indemnification because of the limitations set forth in Sections 4 and 9 hereof. Neither the failure of the Company (including its Board) or an Independent Counsel to have made a determination prior to the commencement of such enforcement action that indemnification of the Indemnitee is proper in the circumstances, nor an actual determination by the Company (including its Board) or an Independent Counsel that such indemnification is improper, shall be a defense to the action or create a presumption that the Indemnitee is not entitled to indemnification under this Agreement or otherwise.

12. Subrogation. In the event the Company is obligated to make a payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery under an insurance policy or any other indemnity agreement covering the Indemnitee, who shall execute all documents required and take all action that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights (provided that the Company pays the Indemnitee’s costs and expenses of doing so), including without limitation by assigning all such rights to the extent of such indemnification or advancement of Expenses.

13. Survival of Rights.

(a) Survival. All agreements and obligations of the Company contained herein shall continue during the period the Indemnitee is an Agent of the Company and shall continue thereafter so long as the Indemnitee shall be subject to any possible claim or threatened, pending or completed Proceeding by reason of the fact that the Indemnitee was serving in the capacity referred to herein. The Indemnitee’s rights hereunder shall continue after the Indemnitee has ceased acting as an Agent of the Company and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.

(b) Successor to the Company. The Company shall require any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

14. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary.

15. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of the Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 14 hereof.

16. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless it is in a writing signed by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall any such waiver constitute a continuing waiver.

17. Notice. All notices, requests, demands and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given (a) upon delivery if delivered by hand to the party to whom such notice or other communication shall have been directed, (b) if mailed by certified or registered mail with postage prepaid, return receipt requested, on the third business day after the date on which it is so mailed, (c) one business day after the business day of deposit with a nationally recognized overnight delivery service, specifying next day delivery, with written verification of receipt, or (d) on the same day as delivered by confirmed facsimile transmission if delivered during business hours or on the next successive business day if delivered by confirmed facsimile transmission after business hours. Addresses for notice to either party shall be as shown on the signature page of this Agreement, or to such other address as may have been furnished by either party in the manner set forth above.

18. Governing Law and Consent to Jurisdiction. This Agreement shall be governed exclusively by and construed and enforced in accordance with the laws of the State of Delaware as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware. This Agreement is intended to be an agreement of the type contemplated by Section 145 (f) of the General Corporation Law of Delaware. The Company and the Indemnitee hereby irrevocably and unconditionally (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Court, and not in any other state or federal court in the United States of America or any court in any other country, (b) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (c) appoint, to the extent such party is not otherwise subject to service of process in the State of Delaware, irrevocably the Corporation Trust Company as its agent in the State of Delaware as such party’s agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (d) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (e) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforcement is sought needs to be produced to evidence the existence of this Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

The parties hereto have entered into this Indemnity Agreement effective as of the date first above written.

Indemnitee:	Company:

MARCHEX, INC.

Name of Indemnitee	By:

Address:	Title:

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